Exhibit 14.1

Pacific Green Technologies Inc.

Code of Business Conduct and Ethics Policy

This code of business conduct and ethics policy (the “Policy”) has been approved by the board of directors (the “Board”) of Pacific Green Technologies Inc. and it applies to Pacific Green Technologies Inc. and all its subsidiary companies (“PGT”).

1 PURPOSE

Pacific Green Technologies Inc. and all its subsidiary companies, (together, “PGT”) is committed to conducting its business with integrity and in an ethical and legal manner. PGT values its good name and its role as a good citizen in each community in which it does business. PGT’s reputation for integrity and honesty ultimately depends upon the actions of those who deal with the outside world on the organization’s behalf.

A copy of this Policy will be distributed to all PGT’s directors, officers, employees and consultants (which term, for all purposes of this Policy, includes all persons who are on the payroll of PGT).

Every director, officer, employee and consultant of PGT must be familiar with his or her obligations under this Code of Business Conduct and Ethics Policy (the “Code”) and conduct himself or herself accordingly. No individual should ever act otherwise. Failure by any director, officer, employee and consultant to do so may result in disciplinary action as described under “COMPLIANCE.” This Code is often phrased in terms of general principles and goals that must be interpreted and applied within the framework of laws, customs, and practices of the jurisdictions in which PGT operates, as well as with a full measure of common sense. This Code is supplemented with a number of PGT policies. Copies of these policies can be obtained from PGT’s external website www.pacificgreen-group.com.

2.1 STANDARDS OF CONDUCT

2.1.1 Equal Employment Opportunity

It is PGT’s policy to comply with applicable laws regarding discrimination in employment based upon race, religion, age, national origin, sex, or disability.

2.1.2 Work Environment

PGT is committed to providing its directors, officers, employees and consultants with a safe and healthful work environment, free from harassment (including sexual, racial or religious harassment), intimidation, or personal behavior not conducive to a productive work climate. All individuals are to be treated with respect.

2.1.3 Employee Relations

In order to attract and retain quality directors, officers, employees and consultants, we will offer competitive remuneration and benefits. All individuals will receive equitable treatment from PGT.

2.1.4 Drugs and Alcohol

PGT seeks to provide its directors, officers, employees and consultants with a substance-free environment. Individuals must report to work free from the presence of prohibited drugs in their system and not under the influence of alcohol. Drug and alcohol use on the job is strictly prohibited. It is the individual’s responsibility to abide by the drug and alcohol policy of his or her workplace, including drug or alcohol testing requirements where applicable.

2.2 COMMUNICATION

PGT is committed to conducting business in an open and honest manner. All communications, whether internal or external, should be accurate and forthright. PGT is committed to providing open communication channels that encourage candid dialogue relative to individuals’ concerns, responsible opinions, and constructive criticism of the organization, its supervisors, managers, and/or policies. Such an atmosphere can only be fostered in an environment free from any prospects of retaliation due to the expression of honest opinion. It is never PGT’s intent to discourage feedback through either intimidation or perceived disinterest.

2.3 OUTSIDE EMPLOYMENT

Employees of PGT are compensated fairly and competitively. Full-time employees owe the organization their undivided business loyalty. An employee may not be involved in employment outside PGT unless, in the opinion of management, it is clear that such employment will not interfere with the employee’s safe and effective performance of his or her duties for the organization.

2.4 CHARITABLE CONTRIBUTIONS

Directors, officers, employees and consultants are encouraged to support the charitable efforts of the communities in which they live, and the organization does business. Under no circumstances, however, should a director, officer, employee, or consultant either directly or indirectly, be subject to pressure by PGT or any of its directors, officers, employees and consultants to support, by way of individual contributions or charitable endeavors, any charitable organization. No employee may have his or her employment or chance of future advancement conditioned in any way on the employee's support of charitable endeavors.

2.5 CONFIDENTIALITY

All employees, directors, and officers, both during and after their employment by PGT, must respect the proprietary information and trade secrets of the organization and its customers and suppliers and may not disclose any such proprietary information unless the individual or firm owning the information properly authorizes the release or disclosure. New employees and consultants must protect the secrecy of proprietary information of their former employers.

2.6 FAIR DEALING

Each director, officer, employee and consultant should endeavor to deal fairly with PGT’s customers, suppliers, competitors, and other employees. No individual should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

2.7 PROTECTION AND PROPER USE OF COMPANY ASSETS

Each director, officer, employee or consultant is a steward of PGT’s assets, and as such, has an obligation to protect and preserve the organization’s assets and to seek to ensure their efficient use. Theft, carelessness, and waste have a direct and negative impact on PGT’s profitability. All PGT assets should be used for legitimate business purposes only. The misappropriation, conversion to personal use, or theft of PGT property (including confidential and proprietary data such as patents, trade secrets, and other intellectual property, drawings, designs, manufacturing processes, and sales and market data) is grounds not only for termination of employment, but for criminal prosecution and other legal action to recover damages for losses sustained, or other legal remedies available either during or after employment or directorship with the organization. Theft of property of other employees is also strictly prohibited.

2.8 MARKETING AND SELLING

PGT is committed to selling our products and services honestly and will not pursue any sale that requires us to act unlawfully or in violation of this Code. PGT will avoid any conduct or understanding that may illegally restrain trade. Sales of PGT’s products and services must be free from any inference or perception that favorable treatment was sought, received, or given by way of payments, gifts, favors, entertainment, or other gratuities.

2.9 BRIBES, KICKBACKS AND OTHER IMPROPER PAYMENTS

Bribes, kickbacks, and other improper payments shall not be made on behalf of PGT in connection with any of its businesses. Amounts paid as tips or gratuities for services will be consistent with local customs and practices. No excessive fees, commissions, or other payments will be made, so as to avoid the inference that a bribe or other improper payment is being made. Under the U.S. Foreign Corrupt Practices Act, it is unlawful for PGT to authorize, direct or knowingly allow the payment or the making of a promise to pay anything of value to any foreign official, foreign political party, or candidate for political office for the purpose of influencing or inducing such official to use his or her influence or discretion to obtain or retain business or gain favorable treatment for the organization. Care must be taken when dealing with foreign customers and vendors to comply with local and foreign laws.

2.10 GIFT GIVING AND RECEIVING

Directors, officers, employees and consultants may not accept gifts, gratuities, entertainment, or favors from existing or potential customers or vendors, or anyone doing or seeking to do business with PGT, if acceptance of such gift, gratuity, or the like could have, or could be perceived as having, an influence over the director’s, officer’s, employee’s or consultant’s decision regarding PGT’s business. The receipt of gifts, gratuities, and the like which go beyond the common courtesies normally associated with accepted business practice is prohibited. Similarly, the giving of such gifts or gratuities on behalf of PGT is prohibited.

2.11 CONFLICTS OF INTEREST

Each director, officer, employee and consultant must conduct himself or herself in an honest and ethical manner and avoid any actual or apparent conflict of interest. A conflict of interest occurs when an individual’s private interest interferes in any way with the interests of PGT as a whole. Situations that may involve a conflict of interest include, but are not limited to, having a direct or indirect (including immediate family) substantial economic interest in an entity that transacts business with PGT or is in competition with it. A conflict of interest situation can arise when a director, officer, employee or consultant takes actions or has interests that may make it difficult to perform his or her PGT work objectively and effectively. Conflicts of interest situations also arise when a director, officer, employee or consultant, or a member of his or her family, receives improper personal benefits as a result of his or her position in PGT. Loans to, or guarantees of obligations of, such persons are of special concern. Business interests that are in any way detrimental to or in conflict with the interests of PGT should be avoided. In particular, directors, officers, employees and consultants who have responsibility for buying or selling goods or services should avoid having any interest that can influence their independence of judgment with regard to appropriate business decisions. No director, officer, employee or consultant shall, on behalf of PGT, authorize or enter into any transaction or other business arrangement involving an undisclosed conflict of interest. In the case of any proposed transaction or arrangement that may involve a conflict of interest, the individual concerned should disclose the conflict of interest to a superior within the organization who has no conflict of interest with respect to the transaction or arrangement, and the superior should decide on behalf of the organization whether the proposed transaction or arrangement should be authorized. In the event of such authorization for a transaction or arrangement of more than trivial size, a superior of the authorizing person should be informed. Caution must be exercised by all to ensure that personal interests never give the appearance of conflicting with the best interests of PGT in any way. This holds true in any of PGT’s business dealings, whether buying or selling services, products or commodities as vendor or customer. Any situation that could be, or could be perceived as, constituting a conflict of interest, including any transaction or relationship that reasonably could be expected to give rise to a conflict of interest, must be reported to senior management.

2.12 COMPLIANCE WITH LAWS

It is PGT’s policy to comply, and take all reasonable actions to cause compliance, with all applicable laws, rules, and regulations of every nation, state, or local jurisdiction in which the organization conducts business. Every director, officer, employee or consultant, no matter what position he or she holds in PGT, is responsible for ensuring compliance with applicable laws.

2.13 FINANCIAL INTEGRITY

Shareholders, creditors, governmental entities, and PGT’s management itself rely on the accuracy of the organization’s accounting records. It is imperative that the accounting records and the reports and statements produced or derived from those records be maintained and presented in accordance both with the laws and regulations of each applicable jurisdiction and with accepted principles of accounting.

2.14 ACCURACY OF COMPANY RECORDS

All transactions must be properly authorized and completely and accurately recorded on the organization’s books and records in accordance with generally accepted accounting practices and established financial policy. No undisclosed or unrecorded fund or asset shall be established for any purpose. No payment shall be approved or made with the intention or understanding that any part of such payment is to be used for a purpose other than that disclosed in the documents supporting the payment. No withdrawal will be made from any disbursement account except means customarily used by major banks, and then only by authorized personnel.

2.15 CORPORATE OPPORTUNITIES

Directors, officers, employees and consultants are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of PGT property, information, or position; (b) using PGT property, information, or position for personal gain; and (c) competing with PGT. Directors, officers, employees and consultants owe a duty to PGT to advance its legitimate interests when the opportunity to do so arises.

2.16 INSIDER INFORMATION AND TRADING

Directors, officers, employees and consultants PGT (whether or not citizens of the United States) are prohibited from trading in PGT corporation stock (the buying or selling of PGT corporation securities), based on material, non-public information. Information is “material” if it has the potential to affect the price of PGT’s stock. It is “non-public” if the information has not been released to the public at large by means of a filing with the Securities and Exchange Commission (the “SEC”) or a press release issued through a major wire service. Furthermore, such information cannot be given to a third party for the purpose of trading in PGT corporate securities (a practice generally referred to as “tipping”). Additionally, directors, officers, employees and consultants (whether or not citizens of the United States) who may have obtained material, non-public information regarding other companies (such as our customers, vendors, or competitors) in the course of their employment are prohibited from trading in the securities of such companies. Refer to separate “Insider Trading policy”.

2.17 ANTITRUST LAWS

PGT is committed to fostering free market competition and preserving the free enterprise system. Directors, officers, employees and consultants must never discuss or engage in price fixing or bid rigging, allocation of markets, geographically or by customers, or in the fixing of production or quotas for production. Directors, officers, employees and consultants must also never exchange information with competitors regarding prices, market share, cost data, or any other data the exchange of which would be considered in violation of anti-trust laws.

2.18 POLITICAL CONTRIBUTIONS AND PAYMENTS

Directors, officers, employees and consultants may not use PGT funds or assets for contributions of any kind to any political party or committee in the United States or to any candidate for, or holder of, any office of any national, state, or local government in the United States except in cases where such use of PGT funds or assets with respect to certain non-federal political matters is clearly permitted by all applicable laws. In countries other than the United States, PGT’s policy shall be determined in accordance with local law and practice, as well as U.S. law. PGT recognizes the need for, and therefore encourages, its employees to contribute their personal funds and their personal time to support candidates of their choice. Good judgment should be exercised to ensure that personal involvement in political activities does not impair an individual's work effort or adversely affect PGT’s standing or image in the community.

3 RESPONSIBILITY OF SENIOR FINANCIAL OFFICERS WITH RESPECT TO PUBLIC DISCLOSURES

PGT’s senior financial officers shall provide, or cause to be provided, full, fair, accurate, timely and understandable disclosure in reports and documents that PGT files on behalf of PGT with, or submits to, the SEC and in PGT’s other public communications.

4 FOREIGN NATIONAL AND LOCAL LAWS AND CUSTOMS

It is PGT policy to abide by the national and local laws of the countries in which we operate unless prohibited by U.S. law. When local customs and business or social practices vary from the Code, it is permissible to conform to local customs and practices where necessary for the proper conduct of PGT business if approved by the organization’s senior management.

5 COMPLIANCE

It is the responsibility of each director, officer, employee and consultant to comply with this Code. Failure to comply with this Code and the associated PGT policies will result in appropriate disciplinary action, including possible termination of employment or directorship with PGT, referral for criminal prosecution, and reimbursement of PGT for any losses or damages resulting from such violation. Compliance with this Code includes the responsibility to report promptly any violation or apparent violation of the provisions of this Code. At least annually, all persons subject to this Code will be surveyed regarding their compliance with this Code and their knowledge regarding the compliance of others with this Code.

6 WAIVERS

Any waiver of any of the provisions of this Code for any executive officer or director may be made only by the Board of Directors or the Audit Committee thereof. Any such waiver must be promptly disclosed to shareholders in accordance with the applicable rules of any stock exchange on which PGT’s securities are traded as well as in accordance with the rules and regulations of the SEC.

7 REPORTING VIOLATIONS

It is the responsibility of each director, officer, employee and consultant to report promptly perceived violations of law or this Code. Each individual shall report violations to his or her supervisor. For each senior financial officer, if reporting to his or her supervisor is not possible, practicable, appropriate, or sufficiently prompt, then the senior financial officer shall report directly to the Chair of the Audit Committee. Directors and officers shall report violations to the Chair of the Audit Committee. This section is supported by a separate Whistle-blower policy. It is the responsibility of PGT to make any required report of violations of law to the appropriate government authorities.

Postal compliance reporting address:

Chair of the Audit Committee

Personal & Confidential

Pacific Green Technologies Inc.

Suite 10212,

8 The Green

Dover

DE19901

USA

Email compliance reporting address:

eprouty0121@gmail.com

At the request of the reporting person, reports received will be kept confidential and anonymous. Any director, officer, employee, or consultant who, in good faith, reports what he or she believes to be a violation of this Code will not be subject to any disciplinary action or other form of retaliation as a result of making such report. Any act of retaliation should be reported immediately and will be disciplined appropriately. The act of reporting a violation of this Code should not, however, shield the reporting person from the reasonable consequences flowing from any involvement in improper conduct. A person’s liability for his or her own conduct is not affected by the person’s disclosure of that conduct. However, in some circumstances, an admission may be a mitigating factor when considering disciplinary or other action.

8 APPROVAL OF THIS POLICY

Approved by: Board of Directors of PGT

Dated: September 30, 2020